Exhibit 2.02

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

CYGNUS, INC.

      This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the dissolution and complete liquidation of Cygnus, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Section 331 and Section 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

      1. The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a meeting (the “Meeting”) of the Company’s stockholders (the “Stockholders”) to take action on the Plan. If Stockholders holding a majority of the Company’s outstanding common stock, par value $.001 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the Stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

      2. After the filing of the Certificate of Dissolution (as defined herein) with the Secretary of State of the State of Delaware (the timing of which shall be within the absolute discretion of the Board of Directors and may be delayed by the Board of Directors for as long as it deems necessary, appropriate or desirable, but in no event later than three years from the Adoption Date), the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan and pursuant to Section 278 of the DGCL. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

      3. From and after the filing of the Certificate of Dissolution with the Secretary of State of the State of Delaware, the Company shall complete the following corporate actions:

a. The Company shall determine whether and when to collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

b. The Company shall, as determined by the Board of Directors, adopt a plan of distribution providing for the Company to (i) pay or make reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured contractual claims known to the Company, (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years after the date of dissolution. The plan of distribution shall provide that such claims shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such plan shall provide that such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefore.

c. The plan of distribution shall provide that the Company shall distribute pro rata to the Stockholders all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making provision for claims pursuant to Section 3(b) above. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors, in its absolute discretion, may determine. The Company shall, as determined by the Board of Directors, in its absolute discretion, establish and set aside an amount of cash or property (the “Contingency Reserve”) to satisfy actual or potential claims against or obligations of the Company as provided in the Plan.

      4. The distributions to the Stockholders pursuant to Sections 3, 7 and 8 hereof shall be in complete cancellation of all of the outstanding Common Stock. As a condition to receipt of any distribution to the Stockholders, the Board of Directors, in its absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Stockholders, the Board of Directors, in its absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the date of dissolution of the Company, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company.

      5. If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

      6. [Reserved.]

      7. If the Board of Directors determines to follow the procedures described in Section 280 of the DGCL, then the additional steps set forth below shall, to the extent necessary or appropriate, be taken:

a. The giving of notice of the dissolution to all persons having a claim against the Company and all persons with contingent, conditional or unmatured contractual claims and the rejection of any such claims in accordance with Section 280 of the DGCL;

b. The offering of security to any claimant on a contract whose claim is contingent, conditional or unmatured in an amount the Company determines is sufficient to provide compensation to the claimant if the claim matures, and the petitioning of the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who has rejected such offer in accordance with Section 280 of the DGCL;

c. The petitioning of the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (i) any claims against the Company which is the subject of a pending action, suit, or proceeding, and (ii) claims that have not been made known to the Company or, that have not arisen, but that, based on facts known to the Company, are likely to arise or become known within five years after the date of dissolution (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

d. The payment of all claims made against the Company and not rejected, in accordance with Section 280 of the DGCL;

e. The posting of all security offered and not rejected and all security ordered by the Court of Chancery in accordance with Section 280 of the DGCL; and

f. The payment, or the making of adequate provision for payment, of all other claims that are mature, known and uncontested or that have been finally determined to be owing by the Company.

      Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 280 of the DGCL, and the adoption of the Plan by the Company’s Stockholders shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof.

      8. [Reserved.]

      9. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable (and which may be delayed by the Board of Directors for as long as it deems necessary, appropriate or desirable, but in no event later than three years from the Adoption Date), file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL and shall also obtain any certificates required from the state tax authorities of other states necessary for filings in such other states.

      10. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition, in liquidation of all of the property and assets of the Company following the filing of the Certificate of Dissolution, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

      11. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

      12. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the payment of any such compensation.

      13. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation and by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.

      14. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the DGCL.

      15. The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.